                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                             SUMMIT AUTONOMOUS INC.
                  (FORMERLY KNOWN AS SUMMIT TECHNOLOGY, INC.)
                                       AT
                              $19.00 NET PER SHARE
                                       BY
                            ALCON ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                              ALCON HOLDINGS INC.
        ----------------------------------------------------------------
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON FRIDAY, JUNE 30, 2000,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 26, 2000, AMONG ALCON HOLDINGS INC., ALCON ACQUISITION CORP. AND SUMMIT AUTONOMOUS INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY; AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

                           --------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "DEPOSITARY") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in
Section 2, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

    Questions and requests for assistance may be directed to ChaseMellon Shareholder Services, L.L.C. (the "INFORMATION AGENT") or to Goldman, Sachs & Co. at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              GOLDMAN, SACHS & CO.

June 5, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      3

INTRODUCTION................................................      7

THE TENDER OFFER............................................      9
   1. Terms of the Offer....................................      9
   2. Procedures for Tendering Shares.......................     11
   3. Withdrawal Rights.....................................     14
   4. Acceptance for Payment and Payment....................     15
   5. Certain U.S. Federal Income Tax Consequences..........     16
   6. Price Range of the Shares; Dividends on the Shares....     17
   7. Effect of the Offer on the Market for the Shares;
  Share Quotation; Exchange Act
       Registration; Margin Regulations.....................     17
   8. Certain Information Concerning the Company............     18
   9. Certain Information Concerning Parent and the
    Purchaser...............................................     20
  10. Source and Amount of Funds............................     21
  11. Contacts and Transactions with the Company; Background
    of the Offer............................................     21
  12. Purpose of the Offer; the Merger Agreement; Plans for
    the Company.............................................     22
  13. Dividends and Distributions...........................     35
  14. Certain Conditions of the Offer.......................     35
  15. Certain Legal Matters.................................     37
  16. Fees and Expenses.....................................     38
  17. Miscellaneous.........................................     39

SCHEDULE I-- Directors and Executive Officers of Parent, the
            Purchaser and Nestle S.A........................    I-1

                               SUMMARY TERM SHEET

    Alcon Acquisition Corp. is offering to purchase all of the outstanding common stock (including the associated preferred stock purchase rights) of Summit Autonomous Inc. (formerly known as Summit Technology, Inc.) for $19.00 net per share, in cash. The following are some of the questions you, as a stockholder of Summit Autonomous Inc., may have and answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

- WHO IS OFFERING TO BUY MY SHARES?

    Our name is Alcon Acquisition Corp. We are a Massachusetts corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Summit Autonomous Inc. We are a wholly owned subsidiary of Alcon Holdings Inc., a Delaware corporation. Alcon Holdings Inc. is an indirect wholly owned subsidiary of Nestle S.A., a Swiss corporation. See "Introduction" and
Section 9--"Certain Information Concerning Parent and the Purchaser"--of this offer to purchase.

- WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding common stock of Summit Autonomous Inc. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $19.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1--"Terms of the Offer"--of this offer to purchase.

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Alcon Holdings Inc., our parent company, will provide us with sufficient funds to acquire all tendered shares and any shares to be acquired in the merger that is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 10--"Source and Amount of Funds"--of this offer to purchase.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    - the offer is being made for all outstanding shares solely for cash,

    - the offer is not subject to any financing condition, and

    - if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have until 12:00 midnight, New York City time, on Friday, June 30, 2000, to tender your shares in the offer, unless the expiration date of the offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See
Section 1--"Terms of the Offer"--and Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have also agreed in the merger agreement that:

    - at the request of Summit Autonomous Inc., if less than two-thirds of the shares of Summit Autonomous Inc. outstanding on a fully diluted basis have been tendered, we will extend the offer in such increments as we may determine until such condition is satisfied or waived, or until we reasonably determine that the condition is not capable of being satisfied; however, we are not required to extend the offer beyond November 26, 2000; and

    - we may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

    See Section 1--"Terms of the Offer"--of this offer to purchase.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1--"Terms of the Offer"--of this offer to purchase.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    There is no financing condition to the offer; however:

    - we are not obligated to purchase any tendered shares unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least two-thirds of the shares of Summit Autonomous Inc. outstanding on a fully diluted basis. We have agreed not to waive this minimum tender condition without the consent of Summit Autonomous Inc.

    - we are not obligated to purchase any tendered shares if:

       - there is a material adverse change in Summit Autonomous Inc. or its business; or

       - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated.

    The offer is also subject to a number of other conditions. See
Section 14--"Certain Conditions of the Offer"--of this offer to purchase.

- HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to ChaseMellon Shareholder Services, L.L.C., the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2--"Procedures for Tendering Shares"--of this offer to purchase.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not by Friday, August 4, 2000, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1--"Terms of the Offer"--and
Section 3--"Withdrawal Rights"--of this offer to purchase.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 1--"Terms of the Offer"--and Section 3--"Withdrawal Rights"--of this offer to purchase.

- WHAT DOES THE SUMMIT AUTONOMOUS INC. BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to a merger agreement among us, Alcon Holdings Inc. and Summit Autonomous Inc. The Summit Autonomous Inc. board of directors has unanimously approved the merger agreement, our tender offer and our proposed merger with Summit Autonomous Inc. The board of directors of Summit Autonomous Inc. has determined that the offer and the merger are fair to, and in the best interests of, the stockholders of Summit Autonomous Inc. and unanimously recommends that stockholders accept the offer and tender their shares. See the "Introduction" to this offer to purchase.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

    If we accept for payment and pay for at least two-thirds of the outstanding shares on a fully diluted basis of Summit Autonomous Inc., we will be merged with Summit Autonomous Inc. If that merger takes place, Alcon Holdings Inc. will own all of the shares of Summit Autonomous Inc., and all other stockholders of Summit Autonomous Inc. will receive $19.00 per share in cash (or any higher price per share that is paid in the offer).

    There are no appraisal rights available in connection with the offer. However, if the merger takes place, stockholders who have not sold their shares in the offer will have appraisal rights under Massachusetts law. See
Section 12--"Purpose of the Offer; the Merger Agreement; Plans for the Company-- Appraisal Rights"--of this offer to purchase.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders who do not tender in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to their right to pursue appraisal under Massachusetts law. Therefore, if the merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of stockholders and of shares of Summit Autonomous Inc. that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on the Nasdaq National Market or any securities exchange, and Summit Autonomous Inc. may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7--"Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations"--and Section 12--"Purpose of the Offer; the Merger Agreement; Plans for the Company"--of this offer to purchase.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On May 25, 2000, the last trading day before Summit Autonomous Inc. and Alcon Holdings Inc. announced that they had signed the merger agreement, the last sale price of the shares reported on the Nasdaq National Market was $12 11/16 per share. On Friday, June 2, 2000, the last trading day before we commenced our tender offer, the last sale price of the shares was $18 9/16 per share. We advise you to obtain a recent quotation for shares of Summit Autonomous Inc. in deciding whether to tender your shares. See
Section 6--"Price Range of the Shares; Dividends"--of this offer to purchase.

- TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call ChaseMellon Shareholder Services, L.L.C. at (888) 509-7935 (toll free) or Goldman, Sachs & Co. at (212) 902-1000 (call collect), ChaseMellon Shareholder Services, L.L.C. is acting as the information agent and Goldman, Sachs & Co. is acting as the dealer manager for our tender offer. See the back cover of this offer to purchase.

    To the Holders of Common Stock of SUMMIT AUTONOMOUS INC.

                                  INTRODUCTION

    ALCON ACQUISITION CORP., a Massachusetts corporation (the "PURCHASER") and a wholly owned subsidiary of ALCON HOLDINGS INC., a Delaware corporation ("PARENT"), hereby offers to purchase all the outstanding shares of Common Stock, par value $0.01 per share (the "SHARES"), of SUMMIT AUTONOMOUS INC. (formerly known as Summit Technology, Inc.), a Massachusetts corporation (the "COMPANY"), together with the associated rights (the "RIGHTS"), to purchase Series A Preferred Stock, par value $0.01 per share, issued pursuant to the Rights Agreement dated as of March 28, 2000 (as amended from time to time, the "RIGHTS AGREEMENT"), between the Company and Fleet National Bank (the "RIGHTS AGENT"), at a price of $19.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "OFFER"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

    Tendering stockholders whose shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of Goldman, Sachs & Co., which is acting as Dealer Manager (the "DEALER MANAGER"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "DEPOSITARY"), and ChaseMellon Shareholder Services, L.L.C., which is acting as the Information Agent (the "INFORMATION AGENT"), incurred in connection with the Offer. See
Section 16.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 26, 2000 (the "MERGER AGREEMENT"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (or, at Parent's option, the Company will be merged with and into the Purchaser), with the surviving entity becoming a wholly owned subsidiary of Parent (the "MERGER"). In the Merger each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

    The Merger Agreement is more fully described in Section 12.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY; AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") AND IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

    CHASE H&Q, A DIVISION OF CHASE SECURITIES INC., HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR IN CONNECTION WITH THE OFFER AND THE MERGER. THE OPINION OF CHASE SECURITIES INC., DATED MAY 26, 2000, TO THE BOARD OF DIRECTORS OF THE COMPANY TO THE EFFECT THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 HEREOF) THAT NUMBER OF SHARES WHICH, TOGETHER WITH THAT NUMBER OF SHARES OWNED BY THE PURCHASER, PARENT AND PARENT'S OTHER SUBSIDIARIES, WOULD REPRESENT AT LEAST TWO-THIRDS OF THE FULLY DILUTED SHARES (AS DEFINED IN
SECTION 14 HEREOF) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND
(B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER HAVING EXPIRED OR BEEN TERMINATED.

    Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company, if such approval is required under applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to merge the Company with and into the Purchaser pursuant to the "short-form" merger provisions of the Massachusetts Business Corporation Law (the "BCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

    The Company has informed the Purchaser that, as of May 25, 2000, there were:
46,892,798 Shares issued and outstanding and 4,022,799 Shares reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase Shares from the Company, representing 50,915,597 Fully Diluted Shares. Based upon the foregoing, the Minimum Condition will be satisfied if at least 33,943,732 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "EXPIRATION DATE" means 12:00 midnight, New York City time, on Friday, June 30, 2000, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of Merger Agreement, in which event the term "EXPIRATION DATE" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated), to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) for one or more periods of time that the Purchaser determines, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived, or in increments not to exceed five business days if all conditions other than the Minimum Condition are satisfied; (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; or (c) for up to ten business days in the aggregate beyond the latest expiration date that would otherwise be permitted under (a) or (b), if at the scheduled or any extended expiration date of the Offer less than 90% of the Fully Diluted Shares (as defined in Section 14 hereof) have been validly tendered and not withdrawn in the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive or change the Minimum Condition, (iv) modify in any manner adverse to the holders of Shares or add to the conditions of the Offer, (v) except as provided above, extend the Offer or (vi) change the form of consideration payable in the Offer.

    In the event that the Minimum Condition has not been satisfied or waived at the scheduled expiration date of the Offer, at the request of the Company, the Purchaser shall extend the expiration date of the Offer in such increments as the Purchaser may determine until the earliest to occur of (a) the satisfaction or waiver of such condition, (b) Parent reasonably determines that such condition to the Offer is not capable of being satisfied on or prior to the Outside Date, (c) the termination of the Merger Agreement in accordance with its terms and (d) the Outside Date. The term "Outside Date" means November 26, 2000.

    If by 12:00 midnight, New York City time, on Friday, June 30, 2000 (or any date or time then set as the Expiration Date), any of or all the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) except as set forth above, to amend the Offer.

    Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than

9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire. As used in this Offer to Purchase, "BUSINESS DAY" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

    Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "SUBSEQUENT OFFERING PERIOD"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

    During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired,
(ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after Friday, June 30, 2000. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

    THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

    VALID TENDER. For a stockholder validly to tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "BOOK-ENTRY TRANSFER FACILITY") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "BOOK-ENTRY CONFIRMATION". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "AGENT'S MESSAGE" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "ELIGIBLE INSTITUTION"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (a) such tender is made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

        (c) Either (i) the certificates for tendered Shares together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "TRADING DAY" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the Nasdaq Stock
    Market, Inc. ("Nasdaq"), a subsidiary of the National Association of Securities Dealers, Inc. is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    PREFERRED STOCK PURCHASE RIGHTS. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of

Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay additional consideration for the Rights tendered pursuant to the Offer. The Rights Agreement has been amended as of May 26, 2000, to exempt from the provisions of the Rights Agreement the Merger Agreement, the acquisition of Shares by the Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement.

    OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    APPOINTMENT. By executing a Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 26, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, August 4, 2000.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees or
(b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

    The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "CODE") and may also be a taxable transaction under applicable state, local or foreign income tax laws.

    Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or Merger and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering noncorporate stockholder, long--term capital gains will be eligible for a maximum U.S. federal income tax rate of 20%. In addition, the ability to use capital losses to offset ordinary income is limited.

    A stockholder (other than certain exempt stockholders including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

    The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code--such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions--and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, constructive sale, integrated or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE

APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are listed on the Nasdaq National Market under the symbol "BEAM". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share.

                                                      HIGH         LOW
                                                   ----------   ----------
Year Ended December 31, 1998:
First Quarter..................................... $ 7 1/4      $ 4 9/16
Second Quarter....................................   7 1/2        4 1/2
Third Quarter.....................................   6 7/8        3 1/16
Fourth Quarter....................................   6 1/8        3
Year Ended December 31, 1999:
First Quarter..................................... $11 9/16     $ 4 5/16
Second Quarter....................................  23 7/16      10 7/16
Third Quarter.....................................  29 3/8       14 1/4
Fourth Quarter....................................  21 5/8       10 1/4
Year Ending December 31, 2000:
First Quarter..................................... $14 11/16    $ 7
Second Quarter (through June 2, 2000).............  18 5/8        7 1/8

    On May 25, 2000, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on the Nasdaq National Market of the Shares was $12 11/16 per Share. On June 2, 2000, the last full trading day before commencement of the Offer, the last reported sales price on the Nasdaq National Market of the Shares was $18 9/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Purchaser has been advised by the Company that the Company has never declared or paid any cash dividends on the Shares. Although stock dividends have been paid on the Shares in the past, the Company has advised the Purchaser that, other than the Rights issued pursuant to the Rights Agreement, the Company has not declared or paid any stock or other non-cash dividends on the Shares in the last two years.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    SHARE QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued designation for the Nasdaq National Market. To maintain such designation, a security must substantially meet one of two maintenance standards. The first maintenance standard requires that there be 750,000 publicly held shares, the publicly held shares have a market value of $5 million, the issuer have net tangible assets of at least $4 million, there be 400 shareholders of round lots, the minimum bid price per share be $1 and there be at least two registered and active market makers. The second maintenance standard requires that the issuer have either a market capitalization of $50 million or total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, there be 1,100,000 shares publicly held, the publicly held shares have a market value of $15 million, the minimum bid price per share be $5, there be 400 shareholders of round lots and there be at least four registered and active market makers.

    If these standards for continued designation for the Nasdaq National Market are not met, the Shares might nevertheless continue to be included in the Nasdaq SmallCap Market. Continued inclusion in the Nasdaq SmallCap Market, however, would require that there be 300 round-lot holders, there be at least 500,000 publicly held shares, the publicly held shares have a market value of at least $1 million, there be two registered and active market makers, of which one may be entering stabilizing bids, and the issuer have either net tangible assets of at least $2 million, market capitalization of at least $35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "FEDERAL RESERVE BOARD"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Massachusetts corporation with its principal offices at 21 Hickory Drive, Waltham, Massachusetts 02451, telephone number (781) 890-1234. According to the Company's 1999 Annual Report, the Company is engaged in the manufacture and supply of excimer laser systems and related products used to perform procedures that correct common refractive vision disorders such as nearsightedness, farsightedness and astigmatism.

    Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's annual report on Form 10-K for the year ended December 31, 1999 and quarterly report on Form 10-Q for the quarter ended March 31, 2000. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                             SUMMIT AUTONOMOUS INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                      (in thousands, except per share amounts)

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31
                                           YEAR ENDED AS OF DECEMBER 31           (UNAUDITED)
                                         ---------------------------------   ---------------------
                                           1997        1998        1999        1999        2000
                                         ---------   ---------   ---------   ---------   ---------
CONSOLIDATED STATEMENT OF OPERATIONS:
Total revenues.........................  $ 79,650    $ 91,641    $111,099    $ 13,520    $ 20,718
Income (loss) from continuing
  operations before provision (benefit)
  for income taxes.....................       965      41,751     (22,650)      1,513     (13,609)
Provision (benefit) for income taxes...       137       5,021         375        (291)       (437)
Net income (loss)......................    21,398      27,570     (23,025)      2,386     (12,346)
Net income (loss) per share............     $0.68       $0.88      $(0.57)      $0.08      $(0.26)

CONSOLIDATED BALANCE SHEET DATA:
Total current assets...................              $100,741    $123,550    $117,497    $119,140
Total assets...........................               144,925     270,667     262,388     267,260
Total current liabilities..............                21,788      23,720      18,799      32,633
Total liabilities......................                25,591      34,499      26,220      41,556
Total stockholders' equity.............               119,334     236,168     236,168     225,704

    CERTAIN COMPANY PROJECTIONS. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of total revenues, net income and earnings per share for the Company for the years ended December 31, 2000 through 2005:

                                       2000        2001        2002        2003        2004        2005
                                     ---------   ---------   ---------   ---------   ---------   ---------
                                                   (in thousands, except per share amounts)
Total revenues.....................  $108,060    $146,468    $237,280    $295,093    $366,180    $457,680
Operating income...................     2,804      29,848      96,325     136,861     191,030     263,247
Net income.........................     3,553      20,303      61,438      87,852     123,213     170,425
Earnings per share.................     $0.08       $0.44       $1.30       $1.83       $2.55       $3.52

    The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, including assumptions with respect to the market for the Company's products and services, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and interest rates and the anticipated amount of borrowings by the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be on file at the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

    The Purchaser, a Massachusetts corporation that is a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of capital stock of the Purchaser are owned by Parent.

    Parent is a Delaware corporation and is a holding company. Parent's principal operating subsidiary is Alcon Laboratories, Inc., which is engaged in the business of researching, developing, manufacturing and marketing ophthalmic products including surgical instruments and accessory products, intraocular lenses, prescription drugs and contact lens care solutions. The principal office of Parent and the Purchaser is located at 6201 South Freeway, Fort Worth, Texas 76134-2099, telephone number (817) 293-0450. Parent is an indirect wholly owned subsidiary of Nestle S.A., a Swiss corporation ("NESTLE"). Nestle's subsidiaries manufacture and sell food and beverage products throughout the world, engage in research and development activities, manufacture and sell cosmetic products, and develop, manufacture and sell pharmaceutical products. The address of Nestle's principal office is Avenue Nestle 55, CH-1800 Vevey, Switzerland.

    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and Nestle are set forth in
Schedule I hereto.

    Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition and financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to hold, sell or tender Shares pursuant to the Offer.

10. SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned on any financing arrangements.

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer (assuming the exercise of all outstanding options and warrants and after deducting the proceeds of such exercise) and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $940 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through capital contributions or intercompany advances from Parent. Such funds will be made available to Parent through intercompany advances from Nestle or an affiliate of Nestle.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

BACKGROUND OF THE OFFER

    For the purposes of this Section references to Parent include Alcon Laboratories, Inc., Parent's principal operating subsidiary. From time to time during 1999, officers of Parent have discussed with officers of the Company potential joint business arrangements, including a business combination.

    On October 8, 1999, a representative of the Company's financial advisor contacted Parent to determine if Parent was interested in acquiring the Company. On November 5, 1999, Parent and the Company entered into a confidentiality agreement covering nonpublic information regarding the Company to be furnished to Parent.

    From November 1999 through March 2000, there were a number of meetings and conversations between the managements of Parent and the Company and the financial advisors to Parent and the Company regarding a possible acquisition of the Company. During this period representatives of Parent conducted a due diligence investigation of the Company and discussed their analysis of the valuation of the Company with the Company representatives.

    On April 6, 2000, Mr. Timothy R. G. Sear, President and Chief Executive Officer of Parent, sent a letter to Mr. Robert J. Palmisano, Chief Executive Officer of the Company, proposing to acquire all the outstanding Common Stock of the Company for $15 per share in cash, which included a draft of a proposed form of the Merger Agreement. The letter stated that the proposal was conditioned on, among other things, Parent's completion of certain additional due diligence.

    Shortly thereafter, the financial advisor to the Company informed the financial advisor to Parent that Parent's proposed price was unacceptable and that the Company would not review the draft of the proposed Merger Agreement.

    On April 13, 2000, Mr. Sear sent a letter to Mr. Palmisano expressing disappointment in the Company's response to Parent's proposal and suggesting that the parties meet to discuss a potential transaction between Parent and the Company.

    On April 14, 2000, Mr. Palmisano sent a letter to Mr. Sear suggesting a meeting in Florida to determine whether the parties could agree on a transaction at an appropriate valuation.

    On April 19, 2000, Mr. Sear and a representative of Parent's financial advisor met with Mr. Palmisano and a representative of the Company's financial advisor in Miami, Florida, to discuss the potential market for the Company's products and the valuation of the Company. During the meeting, Mr. Palmisano indicated that the Company's Board of Directors believed the Company was worth significantly more than $15 per share.

    On April 28, 2000, Mr. Palmisano sent a letter to Mr. Sear providing additional information regarding the potential market for the Company's products.

    During April 2000, representatives of Parent had several meetings with representatives of the Company to discuss various aspects of the Company, including the potential market for the Company's products, the Company's financial projections, intellectual property and microkeratome technology.

    On May 3, 2000, counsel for the Company provided to counsel for Parent their initial comments on the draft of the proposed form of the Merger Agreement.

    On May 9, 2000, Mr. Sear sent a letter to Mr. Palmisano stating that, following the additional due diligence by Parent, Parent was increasing its proposed price to acquire the Company to $16.50 per share.

    On May 11, 2000, Mr. Palmisano and Mr. Sear had a telephone conversation in which Mr. Palmisano stated that the Company's Board of Directors had rejected Parent's proposal of $16.50 per share. Mr. Palmisano stated that the Company's Board would not accept less than $19 per share.

    From May 3 through May 24, 2000, representatives of Parent and the Company, including their financial advisors and counsel, had a number of discussions regarding the terms of the proposed Merger Agreement.

    On May 24, 2000, Parent's financial advisor contacted the Company's financial advisor to determine whether a price of $18.50 per share would be acceptable. The Company's financial advisor stated that a price below $19 per share would not be acceptable.

    On May 25, 2000, Parent's financial advisor contacted the Company's financial advisor to state that Parent would be willing to proceed with a transaction at $19 per share. Beginning in the evening of May 25, 2000, and continuing on May 26, 2000, representatives of Parent and the Company and their respective counsel negotiated the final terms of the Merger Agreement.

    On May 26, 2000, the Board of Directors of the Company met and approved the proposed Merger Agreement and the parties executed the Merger Agreement. Alcon and the Company then issued a joint press release announcing the transaction.

    On June 5, 2000, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; PLANS FOR THE COMPANY

PURPOSE

    The purpose of the Offer is to enable Parent to acquire control of the Company and is a first step to acquire all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

THE MERGER AGREEMENT

    The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO. You should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation, or if Parent so elects, the Company will be merged with and into the Purchaser, with the Purchaser being the surviving corporation. In either case, each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Massachusetts law) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

    VOTE REQUIRED TO APPROVE MERGER. The BCL requires, among other things, that the adoption of any plan of merger of the Company must be approved by the Board of Directors of the Company and, if the "short-form" merger procedure described below is not available, approved by the holders of two-thirds of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. If required by the BCL, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer for the purposes of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least two-thirds of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

    "SHORT-FORM" MERGER PROCEDURE. The BCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the BCL, the Purchaser would have to own at least 90% of the outstanding Shares. The Merger Agreement provides that Parent may elect to merge the Company with and into the Purchaser rather than merge the Purchaser with and into the Company. This provision is intended to give the Purchaser the ability to use the "short-form" merger procedure provided in the BCL if it acquires at least 90% of the outstanding Shares. If the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, it intends to evaluate the feasibility of merging the Company into the Purchaser under this procedure without prior notice to, or any action by, any other stockholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the Company's stockholders shall have approved the Merger by an affirmative vote of the holders of two-thirds of the outstanding shares (the "COMMON STOCK APPROVAL"), if required; (b)(i) any requisite waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) any consents, approvals and filings under any other foreign antitrust law the absence of which would prohibit the consummation of the Merger, shall have been obtained or made; (c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity (as defined below under "Termination of the Merger Agreement"), or other legal restraint or prohibition (collectively, "LEGAL RESTRAINTS") preventing the consummation of the Merger shall be in effect; PROVIDED that each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; and
(d) the Purchaser shall have accepted Shares for payment pursuant to the Offer; PROVIDED that a party may not assert this condition if the failure of the Purchaser to accept Shares for payment pursuant to the Offer shall have constituted or resulted from a material breach of the Offer or the Merger Agreement by such party.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "EFFECTIVE TIME"), whether before or after adoption of the Merger Agreement by the stockholders of the Company:

        (a)  by mutual written consent of Parent, the Purchaser and the Company;

        (b)  by either Parent or the Company:

           (i) if the Offer is not consummated on or before November 26, 2000; PROVIDED that this right to terminate the Offer is not available to any party whose wilful and material breach of the Merger Agreement has resulted in the failure to consummate the Offer;

           (ii) if any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

           (iii) if as the result of the failure of any of the conditions set forth in Section 14 hereof, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted Shares for payment pursuant to the Offer; PROVIDED that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a wilful breach of any representation or warranty under the Merger Agreement by such party; or

           (iv) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; PROVIDED that Parent may not terminate the Merger Agreement pursuant to this termination provision if the Purchaser, Parent or any other subsidiary of Parent shall not have voted its Shares in favor of obtaining the Company Stockholder Approval.

        (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement (other than a breach or failure to perform for which Parent has the right to terminate the Merger Agreement described in (d)(ii) below), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 14 hereof, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (PROVIDED that Parent is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

        (d) by Parent prior to the first acceptance of Shares for payment pursuant to the Offer (the "ACCEPTANCE DATE"):

           (i) if the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser, or publicly proposes to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the

       Merger Agreement, the Offer or the Merger, fails to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or publicly approves or recommends, or publicly proposes to approve or recommend, any Takeover Proposal (as defined below under "Takeover Proposals");

           (ii) if the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that are prohibited by the provisions described below under "Takeover Proposals";

        (e) by the Company prior to the Acceptance Date in the circumstances described below under "Takeover Proposals" in which such termination is permitted, subject to compliance by the Company with the notice provisions described below and the termination fee provisions described below; or

        (f) by the Company prior to the Acceptance Date, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement).

    TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will not, nor will it authorize or permit any of its subsidiaries to, nor will it authorize or permit any director, officer or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to (i) directly or indirectly, solicit, initiate or encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) directly or indirectly, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; PROVIDED that prior to the Acceptance Date, the Board of Directors of the Company may, to the extent necessary to act in a manner consistent with its fiduciary obligations, as determined in good faith by it after consultation with outside counsel, in response to a Takeover Proposal that the Board of Directors determines, in good faith after consultation with outside counsel and Chase Securities Inc. or another nationally recognized independent financial advisor, is reasonably likely to lead to a Superior Proposal (as defined below) that was unsolicited and that did not otherwise result from a breach or a deemed breach of this provision, and subject to compliance with the notification obligations described below, (x) furnish information with respect to the Company to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement; and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

    "TAKEOVER PROPOSAL" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any significant subsidiary of the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than pursuant to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets, (i) on terms which the Board of Directors of the Company determines in good faith to be superior from a financial point of view to the holders of Shares to the Offer, the Merger and the other transactions contemplated by the Merger Agreement (after consultation with the Company's financial advisor, which shall be Chase Securities Inc. or another nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the Offer, the Merger and the transactions contemplated by the Merger Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

    The Merger Agreement further provides that, unless the Board of Directors, after consultation with outside counsel, determines in its good faith judgment that it is necessary to do so to fulfill its fiduciary obligations, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw (or modify in a manner adverse to Parent or the Purchaser) or publicly propose to withdraw (or modify in a manner adverse to Parent or the Purchaser) the approval or recommendation by such Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal. Furthermore, the Company may not take the actions set forth in clauses (ii) or (iii) of the preceding sentence unless:
(i) the Board of Directors of the Company has received a Superior Proposal,
(ii) in light of such Superior Proposal the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that it is necessary to withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger in order to act in a manner consistent with its fiduciary duty under applicable law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above, (iv) at least three business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company has again made their determinations referred to in clause (ii) above,
(v) the Company is in compliance with the provisions related to Takeover Proposals referenced above (other than breaches that, individually and in the aggregate, are not material and do not prejudice Parent's rights under the Merger Agreement), (vi) the Company has previously paid the Termination Fee described below, (vii) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement, providing for the implementation of such Superior Proposal and (viii) Parent is not at such time entitled to terminate the Merger Agreement pursuant to a Company breach or failure to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement (as more fully described under paragraph (c) of "Termination of the Merger Agreement" above).

    In addition to the obligations of the Company described in the preceding four paragraphs, the Merger Agreement provides that the Company will promptly advise Parent orally and, within two business days, in writing of any Takeover Proposal or of any inquiry that could reasonably be expected to lead to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry. The Company shall keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal or inquiry. In addition, the Company is required to provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company by any third party in connection with any Takeover Proposal or sent or provided by the Company to any third party in connection with any Takeover Proposal.

    The Merger Agreement provides that the provisions described above will not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law.

    FEES AND EXPENSES; TERMINATION FEE. The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

    The Company will pay to Parent a fee of $32.5 million (the "TERMINATION FEE") if: (i) the Merger Agreement is terminated pursuant to the provisions described above in clause (b)(iii) under "Termination of the Merger Agreement" as a result of the failure of the condition set forth in paragraph (d) of
Section 14 of this Offer to Purchase; (ii) the Company terminates this Agreement pursuant to clause (e) under "Termination of the Merger Agreement";
(iii) Parent terminates the Merger Agreement pursuant to the provisions described above in clause (d)(i) or (d)(ii) under "Termination of the Merger Agreement" as a result of the Company materially breaching its obligations described under "Takeover Proposals"; (iv) after the date of the Merger Agreement, any person makes a Takeover Proposal, (A) the Offer remains open until the scheduled expiration date immediately following the date such Takeover Proposal is made, (B) the Minimum Condition is not satisfied at such expiration date, (C) the Merger Agreement is terminated pursuant to the provisions described above in clause (b)(i) or (b)(iii) (other than as a result of the failure of the condition set forth in paragraph (d) of Section 14 of this Offer to Purchase) and (D) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by the Takeover Proposal; or (v) the Merger Agreement is terminated pursuant to clause (c) under "Termination of the Merger Agreement" as a result of wilful breach by the Company and within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Takeover Proposal. Any fee due under the provisions described above shall be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement (except that in the case of clause (iv) or (v) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

    If the Company becomes obligated to pay the Termination Fee pursuant to clause (v) described above as a result of a wilful breach by the Company, Parent may elect not to receive the Termination Fee and may instead pursue any and all rights, claims and causes of action it may have with respect to such breach under law. If Parent elects to receive the Termination Fee, and the Company pays the Termination Fee as described above, the payment by the Company of such fee will be Parent's sole remedy with respect to such breach and Parent shall waive, to the fullest extent permitted by law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Company with respect to such breach.

    CONDUCT OF BUSINESS. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earliest to occur of the date of the termination of the Merger Agreement, the date directors designated by Parent or Purchaser have been elected to and shall constitute a majority of the Board of Directors of the Company (the "CONTROL DATE"), and the Effective Time, except
(i) as consented to in writing by Parent, (ii) as expressly permitted by the Merger Agreement or (iii) as disclosed on the Company's disclosure schedule to the Merger Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, but subject to clauses
(i), (ii) and (iii) above, from the date of the Merger Agreement to the earliest to occur of the date of termination of the Merger Agreement, the Control Date or the Effective Time the Company shall not, and shall not permit any of its subsidiaries to:

           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

           (ii) issue, deliver, sell or grant any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible securities or "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than the issuance of Shares and associated Preferred Stock Purchase Rights upon the exercise of Company Stock Options (as defined in the Merger Agreement) outstanding on May 26, 2000 and the issuance of Shares upon the exercise of the Rights).

           (iii) amend its articles of incorporation or by-laws (or other comparable charter or organizational documents);

           (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except for purchases of inventory in the ordinary course of business consistent with past practice;

           (v) (A) grant to any current or former officer, director or employee of the Company or any of its subsidiaries any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company's filings with the Commission or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice, (B) grant to any current or former employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company's filings with the Commission, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

           (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in Generally Accepted Accounting Principles ("GAAP");

           (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any lien or other encumbrance any material properties or assets, except (A) sales of obsolete assets in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with prior practice and (C) the sale of Lens Express, Inc. on the terms set forth in the definitive agreement providing for such sale, a copy of which has been filed with the Commission;

           (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any of its subsidiaries incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company or loans, investments and advances in connection with the sale of the products of the Company and its subsidiaries in the ordinary course of business consistent with prior practice to persons that are not directors, officers or employees of the Company or any of its subsidiaries, not to exceed $100,000 individually or $1,000,000 in the aggregate;

           (ix) make or agree to make any new capital expenditure or expenditures that are in excess of $50,000 individually or $250,000 in the aggregate;

           (x) make or change any material tax election or settle or compromise any material tax liability or refund, except for liabilities not in excess of $100,000 individually or $1,000,000 in the aggregate;

           (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 individually or $500,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's filings with the Commission or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness in excess of $50,000 individually or $500,000 in the aggregate or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

           (xii) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty); or

           (xiii) authorize, or commit or agree to take, any of the foregoing actions.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the first acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Company's Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Parent bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected; PROVIDED that in the event that the Purchaser's designees are appointed or elected to the Company's Board of Directors, until the Effective Time the Company's Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "INDEPENDENT DIRECTORS"); and PROVIDED FURTHER that, in such event, if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or the Purchaser, and such persons will be deemed to be Independent Directors for purposes of the Merger

Agreement. Subject to applicable Law, the Company is required under the Merger Agreement to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company will make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser has provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company is required to promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above.

    STOCK OPTIONS. The Merger Agreement provides that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined in the Merger Agreement)) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Company Stock Options (as defined in the Merger Agreement) and all outstanding Company SARs (as defined in the Merger Agreement), in each case whether vested or unvested granted before the date of the Merger Agreement under any Company Stock Plan to provide that each such Company Stock Option (and any Company SAR related thereto) outstanding immediately prior to the first acceptance for payment of Shares pursuant to the Offer shall be canceled in exchange for a cash payment by the Company as soon as practicable following the first acceptance for payment of Shares pursuant to the Offer of an amount equal to (i) the excess, if any, of (x) the highest price per Share to be paid pursuant to the Offer over
(y) the exercise price per Share subject to such Company Stock Option, multiplied by (ii) the number of Shares issuable pursuant to the unexercised portion of such Company Stock Options.

    The Company has agreed to use its best efforts to obtain all consents of the holders of Company Stock Options as shall be necessary to effectuate the foregoing. At Parent's request, payment may be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Option are obtained.

    The Merger Agreement provides that the Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or Company SAR or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the surviving corporation in the Merger.

    EMPLOYEE BENEFITS. The Merger Agreement provides that Parent will cause the surviving corporation in the Merger (i) to maintain for a period of one year after the Effective Time the Company Benefit Plans (other than equity-based plans) in effect on the date of the Merger Agreement or (ii) to provide benefits (other than equity-based plans) to each current employee of the Company and its subsidiaries that are not materially less favorable in the aggregate to such employees than those benefits in effect for such employees on the date of the Merger Agreement.

    In addition, from and after the Control Date and the Effective Time, Parent is required to cause the Company or the surviving corporation in the Merger, as applicable, to honor in accordance with their respective terms (as in effect on the date of the Merger Agreement), all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company's disclosure schedule to the Merger Agreement including any change in control provisions contained therein.

    The Merger Agreement further provides that with respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any severance plan), for all purposes, including determining eligibility to participate and vesting, service with the Company or any of its subsidiaries shall be treated as service with Parent or any of its subsidiaries; PROVIDED that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

    RIGHTS AGREEMENT; CONSEQUENCES IF RIGHTS TRIGGERED. The Merger Agreement provides that the Board of Directors of the Company shall take all action requested in writing by Parent in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Except as approved in writing by Parent, the Board of Directors of the Company may not (i) amend the Company Rights Agreement (as defined in the Merger Agreement), (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement in each case in a manner adverse to Parent or the Purchaser. The Merger Agreement further provides that if any Distribution Date, Stock Acquisition Date or Common Stock Event (each as defined in the Company Rights Agreement) occurs under the Company Rights Agreement at any time during the period from the date of the Merger Agreement to the Effective Time, the Company and Parent shall make such adjustment to the price being offered for the Shares as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of the Merger Agreement to receive as a result of the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    TRANSFERS OF CERTAIN INTANGIBLE ASSETS. The Merger Agreement provides that no later than simultaneously with the first acceptance for payment of, and payment by the Purchaser for, at least two-thirds of the Fully Diluted Shares
(a) the Company shall cause its subsidiary, Autonomous Technologies Corp. ("AUTONOMOUS") to transfer (x) certain of the intellectual property rights of Autonomous and its subsidiaries and (y) certain licenses, approvals and registrations issued by, or filed with, the United States Food and Drug Administration, and all other Governmental Entities performing similar functions, and all rights therein, of Autonomous and its subsidiaries with respect to any products of Autonomous and its subsidiaries to Alcon
Universal Ltd. ("AUL"), an affiliate of Parent, in exchange for a cash payment by AUL in an amount equal to the fair market value of the transferred assets, and (b) the Company shall transfer to AUL all of the outstanding shares of stock in its subsidiary, Summit Technology Ireland B.V., a Netherlands corporation ("DutchCo"), in exchange for a cash payment by AUL in an amount equal to the net book value of DutchCo. If any consent required to transfer an asset has not been obtained prior to the time at which such transfer would otherwise occur, Parent and the Company shall cooperate in any lawful and reasonable arrangement proposed by Parent under which AUL shall obtain the economic claims, rights and benefits under such asset until such consent has been obtained.

    INDEMNIFICATION AND INSURANCE. Parent and the Purchaser have agreed in the Merger Agreement that Parent shall, to the fullest extent permitted by law, cause the Company (from and after the Control Date) and the surviving corporation in the Merger (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and its subsidiaries against all losses, claims, damages or liabilities arising out of acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of the Merger Agreement, whether pursuant to the Company's charter, the Company's by-laws, the BCL, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's charter, the Company's by-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its subsidiaries is entitled to indemnification, such director or officer shall be entitled to reimbursement from the Company (from and after the Control Date) or the corporation surviving the Merger (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the corporation surviving the Merger or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment.

    The Merger Agreement also provides that from and after the Control Date for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may either
(i) substitute therefor policies with reputable and financially sound carriers or (ii) maintain self insurance or similar arrangements through a financially sound insurance affiliate of Parent, in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. In the Merger Agreement, the Company has represented to Parent that the Maximum Premium is $400,000.

    The Company has agreed in the Merger Agreement to maintain, through the Effective Time, the Company's existing directors' and officers' insurance in full force and effect without reduction of coverage.

    The Merger Agreement also provides that the by-laws of the corporation surviving the Merger shall contain the provisions that are set forth, as of the date of the Merger Agreement, in Article VIII of the by-laws of the Company, which provisions shall not be directly or indirectly (by amending, repealing or otherwise modifying the Articles of Organization of the Company) amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company. Additionally, if the corporation surviving the merger or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the indemnification obligations of the surviving corporation, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the corporation surviving the merger assume, as a matter of law or otherwise, the obligations.

    Parent has agreed in the Merger Agreement to guarantee that if for any reason the Company or the corporation surviving the merger, as the case may be, shall not meet its obligations, Parent shall meet such obligations described above in full when and as such obligations arise.

    REASONABLE EFFORTS; NOTIFICATION. The Merger Agreement provides that each of the parties shall use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement; PROVIDED that the obligations set forth on this sentence shall not be deemed breached as a result of actions by the Company expressly permitted by the provisions described under "Takeover Proposals". In connection with and without limiting the foregoing, the Company and the Board of Directors of the Company have agreed to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or any transaction contemplated by the Merger Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Nothing in the Merger Agreement is deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. As promptly as practicable after the consummation of the Offer, the Company shall use all reasonable efforts to notify Parent of any actions or nonactions of, waivers, consents and approvals from, and registrations and filings with, Governmental Entities, and any consents, approvals or waivers from third parties, that would be required in connection with the consummation of the Merger in the event that Parent elects to merge the Company with and into the Purchaser instead of merging the Purchaser into the Company.

    The Company shall give prompt notice to Parent, and Parent or the Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; absence of conflicts; Commission filings; absence of certain changes; contracts; absence of undisclosed liabilities; government authorizations; litigation; compliance with laws; absence of changes in benefit plans; excess parachute payments; employment agreements; taxes; intellectual property; accuracy of certain disclosures; brokers' and other fees and the opinion of the Company's financial advisor.

    Certain representations and warranties in the Merger Agreement provide exceptions for items that are not "material" or that are not reasonably likely to have a "Company Material Adverse Effect". For purposes of the Merger Agreement and the Offer, a "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or a material adverse affect on the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement may be amended by the parties at any time, whether before or after the Company Stockholder Approval has been obtained; PROVIDED that, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the Company's stockholders without the further approval of such stockholders and PROVIDED, FURTHER, that after the Merger Agreement is adopted by the Company's stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure by any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

    A termination of the Merger Agreement, an amendment of the Merger Agreement or an extension or waiver shall, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; PROVIDED that in the case of the Company, such action shall also require action by a majority of the Independent Directors.

THE CONFIDENTIALITY AGREEMENT

    Alcon Laboratories, Inc., the principal operating subsidiary of Parent, and the Company entered into a Confidentiality Agreement on November 5, 1999. Pursuant to the Confidentiality Agreement, the Company and Alcon agreed to keep confidential certain information provided by the Company or its representatives. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

PLANS FOR THE COMPANY

    After the purchase of Shares by the Purchaser pursuant to the Offer, Parent may appoint its representatives to the Company's Board of Directors in proportion to its ownership of the outstanding Shares. See "The Merger Agreement--Board of Directors" above. Following completion of the Offer and the Merger, Parent intends to operate the Company as a subsidiary of Parent under the direction of Parent's management. Parent's principal reason for acquiring the Company is the strategic fit of the Company's operations with Parent's operations. Parent intends to continue to review the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's corporate structure, operational headquarters, capitalization, management or dividend policy.

APPRAISAL RIGHTS

    The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Sections 86 through 97 of the BCL (the "APPRAISAL PROVISIONS") to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their stock. If a stockholder and the surviving corporation do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. FAILURE TO FOLLOW THE STEPS REQUIRED BY THE APPRAISAL PROVISIONS FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

GOING-PRIVATE TRANSACTIONS

    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    As discussed in Section 12, the Merger Agreement provides that from May 26, 2000, to the earliest to occur of the termination of the Merger Agreement, the Control Date or the Effective Time, without the prior written consent of Parent, the Company may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent.

14. CERTAIN CONDITIONS OF THE OFFER

    The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with that number of Shares owned by Parent, the Purchaser and Parent's other subsidiaries, would represent at least two-thirds of the Fully Diluted Shares and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. The term "FULLY DILUTED SHARES" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (A) with the consent of the Company or (B) without the consent of the Company at any time on or after the date of the Merger Agreement and before the first acceptance of such Shares for payment or the payment therefor, when any of the following conditions exists:

        (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity, or pending any suit, action or proceeding with a reasonable likelihood or success by any other person, (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries;

        (b) any statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign or judgment, order, injunction, or decree, domestic or foreign, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to,
    (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other transaction contemplated by the Merger Agreement, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) except as disclosed in the Company's filings with the Commission or the Company's disclosure letter delivered to Parent and referred to in the Merger Agreement, since the date of the most recent audited financial statements included in the Company's filings with the Commission there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

        (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser, or publicly proposed to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, failed to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or approved or recommended, or publicly proposed to approve or recommend, any Takeover Proposal;

        (e) any representation and warranty of the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date);

        (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be or has not been cured within five days after the giving of written notice to the Company of such breach; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole and good faith judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion (subject to the terms in the Merger Agreement). The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Based on information supplied by the Company and the approval of the Merger Agreement, the Merger and the Offer by the Board of Directors of the Company, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST

    UNITED STATES ANTITRUST LAW. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing of a Notification and Report Form, which is required to be filed by Nestle as the ultimate parent entity of Parent, with respect to the Offer, unless Nestle receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Nestle is in the process of preparing such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Nestle with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Nestle. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Nestle or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    FOREIGN ANTITRUST LAWS. Based on information provided by the Company, the Purchaser believes that notices of the acquisition of the Company will have to be filed under the laws of a number of foreign jurisdictions. There can be no assurance that a challenge to the Offer under these foreign laws on competition or other grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

    Goldman, Sachs & Co. is acting as Dealer Manager for the Offer and is providing certain financial advisory services to Parent and the Purchaser in connection with the Offer. Goldman, Sachs & Co. will receive a fee in the range of $6.5 million to $8.5 million if 50% or more of the outstanding Shares are acquired pursuant to the Offer or otherwise. If less than 50% of the outstanding Shares are acquired pursuant to the Offer or otherwise, Goldman, Sachs & Co. will receive a fee to be mutually agreed between Parent and Goldman, Sachs & Co. In addition, if the Merger Agreement is terminated and Parent receives the Termination Fee from the Company, Goldman, Sachs & Co. will receive a fee equal to 20% of the Termination Fee. Parent also has agreed to reimburse Goldman, Sachs & Co. for reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify

Goldman, Sachs & Co. and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    Parent and the Purchaser have retained ChaseMellon Shareholder Services, L.L.C. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

    Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                                ALCON ACQUISITION CORP.

June 5, 2000

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     PARENT, THE PURCHASER AND NESTLE S.A.

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, each director and executive officer is a citizen of the United States. All occupations, offices or positions of employment listed opposite an individual's name were with Alcon Laboratories, Inc. The business address of each such director or executive officer is Alcon Holdings Inc., 6201 South Freeway, Fort Worth, Texas 76134-2099.

NAME, POSITION WITH PARENT AND                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
CITIZENSHIP                                    MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------              --------------------------------------------------------
Timothy R. G. Sear........................  Chairman of the Board, President and Chief Executive
Director, Chairman of the Board, Chief      Officer since October 1997; Executive Vice President,
Executive Officer and President             U.S. Operations from September 1996 to October 1997;
(United Kingdom)                            Executive Vice President, International from February
                                            1996 to September 1996; Executive Vice President prior
                                            thereto.

C. Allen Baker............................  Executive Vice President and Chief Operating Officer
Director, Executive Vice President and      since October 1997; Executive Vice President,
Chief Operating Officer                     International from August 1996 to October 1997;
                                            Executive Vice President, Surgical Division prior
                                            thereto.

Charles E. Miller, Sr.....................  Senior Vice President, Finance and Chief Financial
Director, Chief Financial Officer           Officer since April 1997; Vice President/Controller,
and Senior Vice President                   International prior thereto.

Gerald D. Cagle...........................  Senior Vice President, Research and Development since
Director and Senior Vice President,         April 1997; Senior Vice President, Development prior
Research and Development                    thereto.

Gareth E. Glaser..........................  Vice President, United States Taxes and Tax Counsel
Vice President, Tax                         since March 2000; Vice President, Taxes from January
                                            1999 to March 2000; Director, Taxes from January 1998 to
                                            January 1999; Director, Tax Planning and Audits from
                                            January 1997 to January 1998; Associate Director, Tax
                                            Planning from March 1995 to January 1997.

Douglas A. MacHatton......................  Treasurer, International Operations since February 2000;
Treasurer                                   Treasurer, United States Operations from January 1998 to
                                            February 2000; Assistant Treasurer, Domestic Division
                                            prior thereto.

Elaine E. Whitbeck........................  Vice President, Associate General Counsel and Assistant
Vice President and Secretary                Secretary since February 1995.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser are indicated below. The business address of each such director and executive officer is Alcon Acquisition Corp., in care of Alcon Holdings Inc., 6201 South Freeway, Fort Worth, Texas 76134-2099.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND POSITION WITH PURCHASER               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------------            --------------------------------------------------------
Elaine E. Whitbeck........................  (see above information)
Director and President

Douglas A. MacHatton......................  (see above information)
Director and Treasurer

Gareth E. Glaser..........................  (see above information)
Director and Clerk

    3. EXECUTIVE OFFICERS AND DIRECTORS OF NESTLE S.A. The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the executive officers and directors of Nestle S.A. are set forth below. Unless otherwise indicated, all occupations, positions, offices or employments were with Nestle S.A. Unless otherwise indicated, all occupations, positions, offices or employment were held during the last five years.

                                                            PRESENT PRINCIPAL OCCUPATION
                                                       MATERIAL POSITIONS HELD DURING THE PAST
NAME                     PRESENT BUSINESS ADDRESS                    FIVE YEARS                             CITIZENSHIP
----                    --------------------------   -------------------------------------------  --------------------------------
EXECUTIVE OFFICERS
Peter Brabeck-            Nestle S.A.                Managing Director and Chief Executive        Austria
  Letmathe                Avenue Nestle 55           Officer since June 1997; General Manager
                          CH-1800 Vevey              and Executive Vice President prior thereto.
                          Switzerland

Mario A. Corti            Nestle S.A.                General Manager and Executive Vice           Switzerland
                          Avenue Nestle 55           President, Finance/Control since June 1996;
                          CH-1800 Vevey              President of the Swiss Society for
                          Switzerland                Financial Market Research prior thereto.

Francisco Castaner        Nestle S.A.                General Manager and Executive Vice           Spain
                          Avenue Nestle 55           President, Pharma & Cosmetics, Human
                          CH-1800 Vevey              Resources and Corporate Affairs since June
                          Switzerland                1997; Director and Vice Chairman of Nestle
                                                     Espana S.A. prior thereto.

Francis C. Cella          Nestle S.A.                General Manager and Executive Vice           United States
                          Avenue Nestle 55           President, Strategic Business Units and
                          CH-1800 Vevey              Marketing since January 2000; Managing
                          Switzerland                Director and President of Nestle Canada
                                                     Inc. prior thereto.

Michael W. Garrett        Nestle S.A.                General Manager and Executive Vice           United Kingdom
                          Avenue Nestle 55           President, Zone AOA.
                          CH-1800 Vevey
                          Switzerland

Rupert J. Gasser          Nestle S.A.                Executive Vice President, Technical          Switzerland/
                          Avenue Nestle 55           Production and Research and Development.     Austria
                          CH-1800 Vevey
                          Switzerland

Robert Raeber             Nestle S.A.                Executive Vice President, Zone EUR since     Switzerland
                          Avenue Nestle 55           January 1997; General Director of Nestle
                          CH-1800 Vevey              Deutschland prior thereto.
                          Switzerland

Carlos E. Represas de     Nestle S.A.                Executive Vice President, Zone AMS.          Mexico
  Almeida                 Avenue Nestle 55
                          CH-1800 Vevey
                          Switzerland

                                                            PRESENT PRINCIPAL OCCUPATION
                                                       MATERIAL POSITIONS HELD DURING THE PAST
NAME                     PRESENT BUSINESS ADDRESS                    FIVE YEARS                             CITIZENSHIP
----                    --------------------------   -------------------------------------------  --------------------------------
DIRECTORS
Rainer E. Gut             Nestle S.A.                Chairman of the Board since May 2000;        Switzerland
                          Avenue Nestle 55           Chairman of the Board of Credit Suisse
                          CH-1800 Vevey              Group from prior to June 1995 to May 2000;
                          Switzerland                President of the Executive Board of Credit
                                                     Suisse Group from prior to June 1995 to
                                                     December 1996.

Fritz Gerber              Roche Holding S.A.         Vice-Chairman of the Board since June 1997;  Switzerland
                          P.O. Box                   Chairman of the Board of Roche Holding
                          CH-4070 Basel              S.A.; Chief Executive Officer of Roche
                          Switzerland                Holding S.A. from prior to June 1995 to
                                                     December 1996.

Peter A.K. Boeckli        Boeckli Bodmer & Partner   Law Professor and Lawyer at Boeckli Bodmer   Switzerland
                          Postfach 2348              & Partner.
                          CH-4002 Basel
                          Switzerland

Peter Brabeck-Lemathe     Nestle S.A.                (see above information)                      Austria
                          Avenue Nestle 55
                          CH-1800 Vevey
                          Switzerland

Reto F. Domeniconi        Clos des Mesanges          Vice-Chairman of Xstrata Holding AG since    Switzerland/Italy
                          Ch. de Sainte-Croix 13     May 1997; Chairman of Coutts & Co. AG from
                          CH-1807 Blonay             prior to June 1995 to March 2000.
                          Switzerland

Arthur Dunkel             56, Rue du Stand           Consultant.                                  Switzerland
                          CH-1204 Geneve
                          Switzerland

Jean-Pierre Meyers        L'Oreal                    Vice-Chairman of the Board of L'Oreal S.A.   France
                          41, Rue Martre
                          F-92110 Clichy
                          France

David de Pury             de Pury, Pictet,           Chairman of the Board and Partner of de      Switzerland
                          Turrettini & Cie S.A.      Pury, Pictet, Turrettini & Cie S.A. since
                          Binzmuhlestrasse 14        July 1996; Co-Chairman of the Board of Asea
                          8050 Zurich                Brown Boveri Ltd. prior thereto.
                          Switzerland

Stephan Schmidheiny       Anova Holding S.A.         Chairman of the Board of Anova Holding S.A.  Switzerland
                          Hurdnerstrasse 10
                          CH-8640 Hurden
                          Switzerland

Lord George Simpson       Marconi plc                Chief Executive Officer of Marconi plc       United Kingdom
                          One Bruton Street          since September 1996; Chief Executive
                          London W1X 8AQ             Officer of Lucas Industries plc prior
                          England                    thereto.

Vreni Spoerry             Claridenstrasse 3          Member of the Swiss Parliament; Vice-        Switzerland
                          CH-8810 Horgen             Chairman of SV-Service AG since May 1999.
                          Switzerland

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:
  Reorganization Department      Reorganization Department      Reorganization Department
        P.O. Box 3301               85 Challenger Road                120 Broadway
 South Hackensack, NJ 07606          Mail Stop--Reorg                  13th Floor
                                 Ridgefield Park, NJ 07660         New York, NY 10271

                                BY FACSIMILE TRANSMISSION:
                                      (201) 296-4293
                                (FOR ELIGIBLE INSTITUTIONS
                                           ONLY)
                                   CONFIRM BY TELEPHONE:
                                      (201) 296-4860

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                           44 Wall Street, 7th Floor
                               New York, NY 10005
                     Banks And Brokers Call: (917) 320-6235
                All Others Please Call Toll-Free: (888) 509-7935

                        THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                               New York, NY 10004
                         (212) 902-1000 (Call Collect)